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Berkeley Heights, NJ  07922

ANTI-APOPTOSIS STRATEGIES FOR CANCER TREATMENT REVIEWED AT
INTERNATIONAL SCIENTIFIC MEETING

TRIAL DESIGNS, TARGET POPULATIONS, AND ENDPOINTS SEEN AS CRITICAL
DETERMINANTS

BERKELEY HEIGHTS, NJ – November 6, 2006 – Genta Incorporated (NASDAQ: GNTA) announced that the Company’s Chief Executive Officer, Dr. Raymond P. Warrell, Jr., a prominent leukemia specialist, delivered a plenary session lecture at the 11th International Conference on Differentiation Therapy in Versailles, France.   The lecture entitled “Modulation of Bcl-2 as a Strategy for Enhancing Apoptosis” was presented in the scientific session “New Frontiers in the Control of Apoptosis” on Sunday, November 5, 2006.  Dr. Warrell reviewed general strategies for controlling apoptosis, including the underlying science, trial designs, endpoints, and results using Genasense® (oblimersen sodium) Injection, Genta’s lead anticancer drug, as a prototype for apoptosis-promoting therapy in patients with chronic lymphocytic leukemia (CLL).

“To date, no randomized trial – at any stage of CLL – has ever demonstrated a survival advantage; as such, evidence-based medicine for assessing therapeutic efficacy requires shorter-term endpoints that have been validated in prior studies,” noted Dr. Warrell.  “In all forms of leukemia, tremendous progress has been made by a relentless focus on complete remission as a primary goal of treatment.  Until recently, this outcome was uncommon in multiply relapsed CLL patients, especially those with bulky disease.  The Genasense trial is the only randomized study ever conducted in relapsed patients.  Thus, it provides the first prospectively collected dataset that link clinical benefit with specific outcome endpoints.”

In all forms of leukemia, achievement of a durable complete remission (CR) has been considered an unquestionable “clinical benefit”.  Patients who attain a durable CR obtain:

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elimination of all overt evidence of leukemia

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sustained relief of disease symptoms

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decreased risks of infection and bleeding

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sustained benefit after discontinuation of chemotherapy

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prolonged duration of remission

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prolonged survival

By contrast, no study has demonstrated that progression-free survival (PFS) – absent a major objective response – is associated with clinical benefit in patients with relapsed CLL.  Such patients typically have:

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substantial residual disease

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minimal or no symptomatic relief

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requirement for continuous chemotherapy or immunotherapy to maintain the lack of progression

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infection and bleeding risks that are unchanged or increased

Clinical benefit data were prospectively captured for the first time in the recent Genasense Phase 3 trial.  Correlations of these data with clinical outcome endpoints will be presented at the upcoming annual meeting of the American Society of Hematology in December 2006.

In concluding remarks, Dr. Warrell noted that three randomized controlled trials with Genasense have identified patients who derive the greatest potential benefit from anti-apoptosis strategies.  These results suggest that populations with a high incidence target expression who have not received extensive prior therapy may maximally benefit.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death).  By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment.  Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications;  and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Tara Spiess/Andrea Romstad

TS Communications Group, LLC

info@genta.com

(908) 286-3980